EXHIBIT 10.7

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF, ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY.

NORTHERN STAR FINANCIAL, INC.

CONVERTIBLE SUBORDINATED UNSECURED NOTE

$	June 28, 2002

                FOR VALUE RECEIVED, Northern Star Financial, Inc., a Minnesota corporation (the “Company”) promises to pay to the order of                                              or his successors or assigns (the “Holder”), the principal amount of                                                 Dollars ($                          ).  Interest on the unpaid principal hereof shall accrue from and after the date hereof and shall be paid quarterly with the first payment due on October 1, 2001 and on the first day of each third month thereafter at a rate of seven percent (7%) per annum (computed on the basis of a 360-day year, 30-day month).  All then outstanding principal amount hereof and accrued interest thereon shall be paid in full on June 28, 2005.  This Convertible Subordinated Unsecured Note (this “Note”) may be prepaid in whole or in part only after fifteen (15) days written notice to the Holder of the Company’s intention to prepay.  All payments shall be applied first to accrued but unpaid interest and the balance to the reduction of principal and shall be made at the address determined pursuant to Section 7 below.  This Note has been issued pursuant to and is subject to the terms and provisions of the Subscription and Loan Agreement (“Agreement”), dated on or about the date hereof, between the Company and the Holder, and this Note and the holder hereof are entitled to all the benefits provided for in the Agreement, or which are referred to therein.  The provisions of the Agreement are incorporated herein by reference with the same force and effect as if fully set forth herein.

                A.            Conversion of Note.

                                                                1.1           Right of Conversion.  The Holder of this Note shall have the right to convert all or any part of the principal amount and accrued but unpaid interest of this Note into fully paid and non-assessable shares of Common Stock of the Company (the “Conversion Shares”) at a conversion rate of $9.00 per share, subject to the adjustments provided for below (the “Conversion Price”).  This Note shall be convertible at any time on or before it is paid in full, and the date of such conversion shall be referred to herein as the “Conversion Date”.  This Note may be converted only upon presentation and surrender of this Note and following written notice to the Company of the Holder’s election to convert all or a portion hereof, in the manner provided in Section 1.2 hereof.

                                                                1.2           Surrender of Note.  In order to exercise the conversion privilege, the Holder of this Note shall surrender this Note to the Company at its principal office and shall give written notice to the Company that the Holder elects to convert this Note or the portion thereof into Conversion Shares as specified in such notice.  As promptly as practicable after the surrender of this Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of this Note or portion thereof in accordance with the provisions of this Section.  In the event that only a portion of this Note is converted, then the Company shall issue to the Holder a new note with a principal amount representing the portion of this Note not converted and otherwise containing the same terms contained in this Note.

                                                                1.3           Adjustment of Conversion Price.  The Conversion Price shall be adjusted from time to time such that, in case the Company shall hereafter:  (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock or otherwise any shares of capital stock of the Company, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder thereafter shall be entitled to receive the number of units of such other capital stock of the Company that the Holder would have owned immediately following such action had this Note been converted immediately prior thereto.  An adjustment made pursuant to this Section shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or other stock issuance.  If, as a result of an adjustment made pursuant to this Section, the Holder thereafter shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors of the Company shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.  In the event that at any time as a result of an adjustment made pursuant to this Section, the Holder thereafter shall become entitled to receive any securities of the Company other than shares of Common Stock represented by the Conversion Shares, thereafter the Conversion Price of such other securities so receivable upon conversion of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Conversion Shares contained in this Section.

                                                                1.4           Adjustment for Mergers.  In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Company, or in the case of any exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Section 1.3 but the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property that it would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had this Note been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the conversion of this Note.

                                                                1.5           Reservation of Common Stock.  The Company covenants that it will at all times reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall then be deliverable upon the conversion of this Note into Conversion Shares.

                                                                1.6           Definition of Common Stock.  The term “Common Stock” shall include all shares of capital stock so designated by the Company’s Articles of Incorporation, as in effect as of the date hereof.

                2.             Transferability.  Other than pursuant to registration under federal and state securities laws or an exemption from such registration, the availability of which the Company shall determine in its sole discretion, neither this Note nor any Conversion Shares may be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily).  The Company may condition such sale, pledge, assignment or other disposition on the receipt from the party to whom this Note is to be so transferred or to whom Conversion Shares are to be issued or so transferred on any representations and agreements requested by the Company in order to permit such transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws.  The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Note or transferring any Conversion Shares of the Holder’s intention to do so, describing briefly the manner of any proposed transfer.  Within fifteen (15) days after receiving such written notice, the Company shall notify the Holder as to whether such transfer may be effected.

                3.             Subordination; Security.  The payment of the principal of and the interest on this Note is hereby expressly subordinated and made subject to the prior payment in full of all indebtedness of the Company outstanding on the date hereof or hereinafter incurred in connection with the acquisition or lease of capital equipment or for working capital from banks, finance companies, trust companies, insurance companies or other financial institutions, all such indebtedness, together with renewals, extensions, substitutions, and refinancings thereof (collectively, hereinafter referred to as the “Senior Debt”).  The Holder acknowledges and agrees that the Holder will not exercise any collection rights or proceed in any way to enforce any claims the Holder has or may have against the Company with respect to this Note unless and until the Senior Debt shall have been indefeasibly paid in full, without the prior written consent of the holders of the Senior Debt.  The Holder agrees to execute such documents and take such actions necessary to give further effect to the foregoing subordination as are reasonably requested by the holders of Senior Debt.  This Note is unsecured.

                4.             Events of Default.  Each of the following events shall be an Event of Default (“Event of Default”) for purposes of this Note:

                                                                (i)            The Company defaults in the due and punctual performance or observance of any material terms contained in this Note, and such default continues for a period of 15 consecutive days after written notice thereof to the Company by the Holder.

                                                                (ii)           The Company sells, transfers or otherwise disposes of all or substantially all of its assets; or commences to liquidate, dissolve or cease all or substantially all of its business activities.

                                                                (iii)          The Company makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy; is adjudicated to be bankrupt or insolvent; files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; files any answer admitted or failing to deny the material allegations of a petition filed against the Company for any such relief; seeks or consent to or acquiesces in the appointment of any trustee, receiver; liquidator of the Company for all or any substantial part of the properties of the Company; or commences to dissolve or liquidate.

                5.             Remedies on Default.  Upon the occurrence of an Event of Default as described under Section 4 hereof, the Holder shall have the option to declare the principal amount hereof and all accrued but unpaid interest thereon to be immediately due and payable upon written notice from the Holder to the Company, and such amounts shall thereupon be immediately due and payable.

                6.             Modification and Waiver.  No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the Company and the Holder (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers).  Any waiver shall be limited to the provisions hereof and the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

                7.             Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telex, telegram, or telecopy, or three days after depositing in the U.S. Mail for delivery by first class mail, postage prepaid and addressed as provided below, or one day after depositing for next-day delivery by Federal Express or similar overnight courier, (i) if to the Holder, addressed to the Holder at its address as shown on the books of the

Company, or at such other address as the Holder may specify by written notice to the Company, or (ii) if to the Company at 1650 Madison Avenue, Mankato, Minnesota 56001, or at such other address as the Company may specify by written notice to the Holder.

                8.             Miscellaneous.  All the terms and provisions of this Note shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, and assigns of the Company and the Holder, whether or not so expressed.  The laws of the State of Minnesota shall govern the validity of this Note, the construction of its terms, and the interpretation of the rights and duties of the Company and the Holder.  The Company hereby waives demand, presentment, protest, notice of protest, and notice of dishonor.  The Company shall pay all reasonable costs and expenses incurred by the Holder in effecting the collection hereof, including reasonable attorneys’ fees, whether or not suit is brought.

                IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the date first written above.

NORTHERN STAR FINANCIAL, INC.

By:
Thomas Stienessen
Its:	Chief Executive Officer

DATES AND PRINCIPAL AMOUNTS OF NOTES

HELD BY REGISTRANT’S DIRECTORS

Director	Date of Note	Amount	Due Date

Steven A. Loehr	June 28, 2002	$50,000	June 28, 2005

Robert Dittrich	June 28, 2002	$150,000	June 28, 2005

Thomas J. Reynolds	June 28, 2002	$100,000	June 28, 2005